UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2011

INTERDOM, CORP.

(Exact name of registrant as specified in charter)

Nevada	333-167084	27-2310076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

219 Redfield Parkway #204, Reno, Nevada	89509
(Address of principal executive offices)	(Zip Code)

775-345-3521

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.

Entry into Material Definitive Agreement.

On July 18, 2011, Interdom, Corp. (the “Company”) entered into a convertible debenture purchase agreement with Unlimited Trade Inc. (the “Purchase Agreement”) providing for the sale by the company of a $2 million principal amount 5% convertible debenture, due July 18, 2013 (the “Debenture”).  The Purchase Agreement includes customary representations, warranties and covenants.  The Debenture will accrue simple interest on the outstanding principal amount from the date funds are advanced until paid in full.  The Debenture can be converted, at the holder’s option, into the Company’s common stock at a conversion rate equal to ten percent below the fair market value of the common stock at the time of conversion, as calculated according to the average closing market price of the five business days preceding the conversion date, or if there has been no sales of the Company’s stock for five days, the price shall be determined according to the price of the last trade of the Company’s stock or, at $1.00 per share or, at a price that is mutually agreed upon by the Company and the holder.  The conversion price will be subject to adjustment in certain events, such as distributions of dividends or stock splits.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERDOM, CORP.

Date: July 21, 2011	By:	/s/ Brian Petersen
Brian Petersen, Director